Exhibit (d)(54)(x)

EQ ADVISORS TRUST

AMENDMENT NO. 2

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 (“Amendment No. 2”) to the Investment Advisory Agreement dated May 27, 2009, as amended (“Agreement”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and BlackRock Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (“BlackRock or Adviser”).

WHEREAS, AXA Equitable and BlackRock agree to modify the Agreement as follows:

1. Name Changes. Effective August 1, 2010 the names of AXA Tactical Manager 500 Portfolio-II, AXA Tactical Manager 400 Portfolio-II, AXA Tactical Manager 2000 Portfolio-II and AXA Tactical Manager International Portfolio-II were changed to ATM Large Cap Portfolio, ATM Mid Cap Portfolio, ATM Small Cap Portfolio and ATM International Portfolio, respectively.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the following Portfolios or an Allocated Portion of a Portfolio, as applicable: AXA Tactical Manager 500 Portfolio I and III, AXA Tactical Manager 2000 Portfolio I and III, AXA Tactical Manager 400 Portfolio I and III, AXA Tactical Manager International Portfolio I and III, ATM Large Cap Portfolio, ATM Mid Cap Portfolio, ATM Small Cap Portfolio, ATM International Portfolio, EQ/International Core PLUS Portfolio, EQ/Large Cap Core PLUS Portfolio, EQ/Large Cap Growth PLUS Portfolio, EQ/Mid Cap Value PLUS Portfolio, EQ/Franklin Core Balanced Portfolio, EQ/Templeton Global Equity Portfolio, EQ/Mutual Large Cap Equity Portfolio, EQ/AXA Franklin Small Cap Value Core Portfolio, EQ/Equity Growth PLUS Portfolio and EQ/Global Multi-Sector Equity Portfolio

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date set forth below.

AXA EQUITABLE LIFE INSURANCE COMPANY		BLACKROCK INVESTMENT MANAGEMENT LLC

By:	/s/ Steven M. Joenk	By:	/s/ Francis M. Porcelli
	Steven M. Joenk		Name: Francis M. Porcelli
	Senior Vice President		Title: Managing Director

Date: 9/22/10		Date: 9/15/2010

APPENDIX A

AMENDMENT NO. 2 TO

INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT LLC

FEE SCHEDULE

EFFECTIVE FEBRUARY 1, 2010 THROUGH FEBRUARY 11, 2010

Portfolios	Annual Advisory Fee Rate

EQ/Equity Growth PLUS Portfolio*; EQ/International Core PLUS Portfolio*; EQ/Large Cap Core PLUS Portfolio*; EQ/Large Cap Growth PLUS Portfolio*; EQ/Mid Cap Value PLUS Portfolio*;	0.02% of the BlackRock Allocated Portion’s average daily net assets.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser which is referred to as the “BlackRock Allocated Portion”.

EFFECTIVE AS OF FEBRUARY 12, 2010

Related Portfolios	Annual Advisory Fee Rate***

Tactical Index Portfolios, which shall include the BlackRock

Allocated Portions of the following Portfolios:

EQ/AXA Franklin Small Cap Value Core Portfolio*;

EQ/Equity Growth PLUS Portfolio*;

EQ/Franklin Core Balanced Portfolio*;

EQ/Global Multi-Sector Equity Portfolio*;

EQ/International Core PLUS Portfolio*;

EQ/Large Cap Core PLUS Portfolio*;

EQ/Large Cap Growth PLUS Portfolio*;

EQ/Mid Cap Value PLUS Portfolio*;

EQ/Mutual Large Cap Equity Portfolio*;

EQ/Templeton Global Equity Portfolio*;

ATM International Portfolio*;

ATM Large Cap Portfolio*;

ATM Mid Cap Portfolio*;

ATM Small Cap Portfolio*;

AXA Tactical Manager 2000 Portfolio-I*;

AXA Tactical Manager 2000 Portfolio-III*;

AXA Tactical Manager 400 Portfolio-I*;

AXA Tactical Manager 400 Portfolio-III*;

AXA Tactical Manager 500 Portfolio-I*;

AXA Tactical Manager 500 Portfolio-III*;

AXA Tactical Manager International Portfolio-I*;

AXA Tactical Manager International Portfolio-III*

and Other Allocated Portions** identified directly below

(collectively, referred to as “Tactical Index Portfolios”):

Multimanager International Equity Portfolio*

Multimanager Mid Cap Growth Portfolio*;

Multimanager Mid Cap Value Portfolio*;

Multimanager Small Cap Growth Portfolio*;

Multimanager Small Cap Value Portfolios*

0.075% of the Tactical Index Portfolios’ average daily net assets up to and including $5 billion; 0.055% of the Tactical Index Portfolios’ average daily net assets over $5 billion and up to and including $10 billion; 0.05% of the Tactical Index Portfolios’ average daily net assets over $10 billion.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which is referred to as the “BlackRock Allocated Portion.”

**	Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Tactical Index Portfolios.”

***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Tactical Index Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each BlackRock Allocated Portion is the portion of the daily advisory fee for the Tactical Index Portfolios that is equal to the BlackRock Allocated Portion’s net assets relative to the aggregate net assets of the Tactical Index Portfolios used in the fee calculation for that day.